Exhibit 99.1

Envista Holdings Announces Planned CEO
Succession Process

BREA, Calif., Feb. 26, 2024 -- Envista Holdings Corporation (NYSE: NVST) announced today that the Board of Directors and CEO Amir Aghdaei are formally launching a process to determine a successor for CEO. The Board of Directors has formed a search committee and retained an executive search firm to find qualified external candidates to lead the next phase of Envista. This process is expected be completed this year. Mr. Aghdaei will remain President and CEO until his successor is appointed.

“After nearly 10 years leading Danaher’s Dental Platform and the Envista team, it is now time to focus on the next phase of building a world-class dental company. Finding a strong successor will ensure that we continue our journey to digitize, personalize, and democratize the dental industry. After the appointment of a new leader, I will provide support to ensure a smooth transition, as needed.” said Mr. Aghdaei. “As we go through this process, I remain focused on driving our near-term transformation while ensuring we are positioned to achieve our long-term priorities of accelerating growth, expanding margins, and transforming the portfolio. I am incredibly proud of the Envista team and am committed to our long-term success.”

Board Chair Scott Huennekens said, “Amir has led the company during a pivotal time, including through the spinoff from Danaher and the challenges of the global pandemic. We are grateful for the many contributions he has made over the past 10 years. He was instrumental in the founding of Envista and has provided a platform for long-term value creation for our customers, employees, and shareholders. We share this announcement to ensure a smooth and orderly succession process as we identify the best possible leader for the future.”

The Envista board has appointed a special steering committee of independent directors to identify CEO candidates and prepare for the transition in leadership.

ABOUT ENVISTA

Envista is a global family of more than 30 trusted dental brands, including Nobel Biocare, Ormco, DEXIS, and Kerr, united by a shared purpose: to partner with professionals to improve lives. Envista helps its customers deliver the best possible patient care through industry-leading dental consumables, solutions, technology, and services. Its comprehensive portfolio, including dental implants and treatment options, orthodontics, and digital imaging technologies, covers a wide range of dentists' clinical needs for diagnosing, treating, and preventing dental conditions as well as improving the aesthetics of the human smile. With a foundation comprised of the proven Envista Business System (EBS) methodology, an experienced leadership team, and a strong culture grounded in continuous improvement, commitment to innovation, and deep customer focus, Envista is well equipped to meet the end-to-end needs of dental professionals worldwide. Envista is one of the largest global dental products companies, with significant market positions in some of the most attractive segments of the dental products industry. For more information, please visit www.envistaco.com.

FOR FURTHER INFORMATION
Melissa Morrison
VP Communication & Central Marketing
Envista Holdings Corporation
200 S. Kraemer Blvd., Building E
Brea, CA 92821
Telephone: (714) 817-7000
info@envistaco.com
SOURCE Envista Holdings Corporation